CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of August 1, 2002, (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wachovia Bank, National Association as Master Servicer, Wells Fargo Bank Minnesota, N.A., as Trustee, and

Lennar Partners, Inc., as Special Servicer

(JP Morgan 2002 C1)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the company during the year ended December 31, 2002 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and has fulfilled all of its obligations under the agreement in all material respects throughout such period ended December 31, 2002, (iii) the company has received no notice regarding qualification, or challenging the status, of the Lower Tier REMIC and Upper Tier REMIC as a REMIC from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2003.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.